UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 North Broadway, Los Angeles, California	90012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(213) 625-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A (“Form 8-K/A”) amends the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Cathay General Bancorp (the “Company”) on March 19, 2014 (the “Original Form 8-K”). The Original Form 8-K is being amended by this Form 8-K/A to correct an error contained in the Original Form 8-K relating to the deferral of the cash bonus awarded to Dunson K. Cheng by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Original Form 8-K incorrectly stated that the deferral of the bonus was as a result of an agreement of Mr. Cheng with the Company and Cathay Bank, whereas the deferral was actually made part of, and imposed as a condition to, the award of the cash bonus by the Committee. The terms of the bonus deferral are as set forth in the Original Form 8-K. The Bonus Deferral Agreement, filed as Exhibit 10.2 to the Original Form 8-K, did not become effective.

No other amendments to the Original Form 8-K are being made by this Form 8-K/A. Except for the caption “Bonus Deferral Agreement,” the disclosure thereunder and the removal of Exhibit 10.2 from Item 9.01(d), the Original Form 8-K remains unchanged. In accordance with Rule 12b-15 of the SEC under the Securities Exchange Act of 1934, as amended, the complete text of Item 5.02, together Item 9.01(d), of the Original Form 8-K, as amended by this Form 8-K/A, is set forth below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Annual Cash Bonus Program

On March 13, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Cathay General Bancorp (the “Company”) adopted an Executive Officer Annual Cash Bonus Program (the “Program”) pursuant to which executive officers of the Company and its subsidiary, Cathay Bank, may be entitled to cash bonus awards that constitute cash awards under the Company’s 2005 Incentive Plan.

To determine a participant’s bonus award, the Compensation Committee may establish, for a “program year,” Company-wide financial criteria, including the achievement of quantifiable financial metrics, and metric and/or non-metric individual or department-wide performance goals. Following completion of a program year, the Compensation Committee is to determine the extent to which the financial criteria and performance goals for each participant have been achieved or exceeded and the amount of the bonus award to be paid. The Program sets forth factors the Compensation Committee should take into account in determining financial criteria and performance goals and the circumstances in which the results and bonus awards may be adjusted. Any bonus awards are subject to a three-year clawback provision, whereby under specified circumstances some or all the amounts paid may be recovered or the value recouped. The Program has an effective date of January 1, 2014.

This description of the Program is qualified in its entirety by reference to the full text of the Program, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Equity Incentive Director Compensation for Anthony M. Tang

On March 13, 2014, the Committee awarded 1,369 shares of common stock of the Company to Anthony M. Tang as part of the equity incentive component of the target annual compensation for directors. On October 1, 2013, Mr. Tang was appointed Executive Vice Chairman of the Company and Cathay Bank, prior to which he had served as Executive Vice President of the Company and Senior Executive Vice President and Chief Lending Officer of Cathay Bank.

Bonus Deferral

On March 13, 2014, the Committee awarded Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer, a cash bonus in the amount of $300,000 for the quarter ended December 31, 2014, and provided as part of the award that payment of the bonus would be deferred until the later of: (i) January 1 of the first year following Mr. Cheng's separation from service; or (ii) the first day of the seventh month following Mr. Cheng's separation from service. The Committee’s award further provided that the deferred amount accrues interest at the rate of 5.02% per annum compounded quarterly, will be increased each quarter by the amount of interest computed for that quarter, and, beginning on the fifth anniversary, the interest rate will equal 350 basis points above the then prevailing interest rate on a five-year U.S. Treasury note.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Executive Officer Annual Cash Bonus Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2014

CATHAY GENERAL BANCORP

By:	/s/ Heng W. Chen
Heng W. Chen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Executive Officer Annual Cash Bonus Program